                                                                      EXHIBIT 12

                            AT&T CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                        --------    --------    --------    --------    --------
                                                                         (DOLLARS IN THOUSANDS)

Earnings from continuing operations:
     Income before income taxes and extraordinary
       loss..........................................   $ 32,036    $278,602    $208,239    $173,614    $138,040
                                                        --------    --------    --------    --------    --------
     Deduct undistributed earnings on equity
       investments, net of losses....................      --          --          --          --          --
     Add fixed charges included in income before
       income taxes and cumulative effect of
       accounting change.............................    460,221     465,121     418,624     277,913     242,100
                                                        --------    --------    --------    --------    --------
Total earnings from continuing operations, as
  adjusted...........................................   $492,257    $743,723    $626,863    $451,527    $380,140
                                                        --------    --------    --------    --------    --------
Total fixed charges*.................................   $460,221    $465,121    $418,624    $277,913    $242,100
Ratio of earnings to fixed charges...................       1.07        1.60        1.50        1.62        1.57
                                                        --------    --------    --------    --------    --------

------------

* Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor.